Exhibit 5.3

September 20, 2012

Genesis Energy, L.P.

Genesis Energy Finance Corporation

919 Milam Street

Suite 2100

Houston, TX 77002

Ladies and Gentlemen:

We have acted as special counsel to Red River Terminals, L.L.C. and TDC, L.L.C., each a Louisiana limited liability company (the “Companies” and each, a “Company”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by Genesis Energy, L.P. and Genesis Energy Finance Corporation (the “Issuers”). We are advised that the Issuers intend to offer to exchange up to $100,000,000 aggregate principal amount of 7 7/8% Senior Notes due 2018 (the “Exchange Securities”) of the Issuers, registered pursuant to the Registration Statement, to be issued under that certain indenture, dated as of November 18, 2010, as supplemented by the Supplemental Indenture thereto, dated as of November 24, 2010, the Second Supplemental Indenture thereto, dated as of December 27, 2010, the Third Supplemental Indenture thereto, dated as of February 28, 2011, the Fourth Supplemental Indenture thereto, dated as of June 30, 2011, the Fifth Supplemental Indenture thereto, dated as of September 13, 2011, the Sixth Supplemental Indenture thereto, dated as of September 22, 2011, the Seventh Supplemental Indenture thereto, dated as of December 5, 2011, the Eighth Supplemental Indenture thereto, dated as of January 3, 2012, and the Ninth Supplemental Indenture thereto, dated as of January 27, 2012 (as so supplemented, the “Indenture”), among the Issuers, the guarantors named therein including the Companies (the “Guarantors”) and U.S. Bank National Association, as Trustee, pursuant to an exchange offer (the “Exchange Offer”) by the Issuers in exchange for a like principal amount of the issued and outstanding 7 7/8% Senior Notes due 2018 previously issued upon original issue on February 1, 2012 under the Indenture. The Guarantors shall guarantee (the “Guarantees”) the Exchange Securities pursuant to the Indenture.

Documents Examined

In connection with our opinions, we have examined (i) a photocopy of the executed Indenture, (ii) photostatic copies of each of the articles of organization of Red River Terminals, L.L.C. and TDC, L.L.C., the Operating Agreement, dated July 11, 2007, of TDC, L.L.C. and the Amended and Restated Operating Agreement, dated July 11, 2007, of Red River Terminals, L.L.C., and (iii) certificates of the Companies and certificates of public officials, in each case as we have deemed appropriate as a basis for such opinions.

September 20, 2012

Assumptions

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Companies and the due authorization, execution and delivery of the Indenture and all other documents by the parties thereto other than the Companies. As we were not present at the execution of the Indenture, we have relied upon certificates of the Companies as to the physical execution by a duly elected, qualified and acting officer of each Company, and delivery, of the Indenture.

Opinions

Based upon and subject to the foregoing and the assumptions, limitations, qualifications and exceptions set out below, we are of the opinion that:

(i)	each Company is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Louisiana;

(ii)	each Company has the limited liability company power to execute and deliver the Indenture and perform its obligations under the Indenture (including its Guarantee pursuant thereto);

(iii)	the execution and delivery of the Indenture by each Company and the performance by each Company of its obligations under the Indenture (including its Guarantee pursuant thereto) have been duly authorized by all necessary corporate or other entity action; and

(iv)	the Indenture has been duly and validly executed and delivered by each Company.

Limitations, Exceptions, and Qualifications

The foregoing opinions are subject to the following limitations, exceptions and qualifications:

A.	Our opinions with respect to the existence, good standing and qualification to do business set forth in Paragraph (i) above are based solely upon the articles of organization of Red River Terminals, L.L.C. and TDC, L.L.C. and upon certificates from the Secretary of State of the State of Louisiana.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

D.	You are advised that our engagement by Genesis Energy, L.P. has been limited to specific matters; consequently, there may exist matters of a legal nature involving Red River Terminals, L.L.C. and TDC, L.L.C. about which we have not advised or represented Red River Terminals, L.L.C. and TDC, L.L.C. and of which we have no knowledge.

September 20, 2012

E.	Attorneys in our firm are licensed to practice in various jurisdictions, including in the State of Louisiana. Our opinions herein are limited to the laws of the State of Louisiana and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction. We express no opinion regarding any Blue Sky laws or any securities laws.

The opinions expressed herein are written as of and relate solely to the date hereof, and we disclaim any obligation to update this Opinion in any manner or for any reason. The opinions expressed herein are rendered exclusively for your benefit in connection with the transactions described herein. Except as set forth below, the opinions expressed herein may not be used or relied upon by any other Person, nor may this Opinion or any copies or excerpts thereof be furnished to any other Person, filed with any government authority, quoted, cited or otherwise referred to without our prior written consent (except in connection with a legal or arbitral proceeding or as may be required by applicable law).

This opinion may be relied upon by Akin Gump Strauss Hauer & Feld LLP in connection with the opinion it is delivering to you as filed as an exhibit to the Registration Statement that we understand will be filed as a part of the Exchange Offering. We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/S/ LISKOW & LEWIS

A Professional Law Corporation